Celanese Corporation
1601 West LBJ Freeway
Dallas, Texas 75234-6034

EXHIBIT 99.1

Celanese Corporation Announces Senior Unsecured Notes Offering

DALLAS, September 7, 2010 --- Celanese Corporation (NYSE: CE) (the “Company”) today announced that its wholly-owned subsidiary, Celanese US Holdings LLC (the “Issuer”), intends to offer approximately $400 million in aggregate principal amount of senior unsecured notes due 2018 (the “Notes”).  The Notes will be senior unsecured obligations of the Issuer.  The Company intends to use the net proceeds from the offering to retire existing senior secured credit facility indebtedness.

The Company will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”).  The initial purchasers will offer the Notes only to qualified institutional buyers in reliance on Rule 144A of the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act.  The Notes will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under such laws or applicable exemptions from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contact:

Investor Relations
Andy Green
Phone: +1 972 443 4965
Telefax: +1 972 443 8519
Andy.Green@celanese.com

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “will,” “intends,” “expects,” “outlook,” “forecast,” “estimates,” “anticipates,” “projects,” “plans,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. The company’s ability to successfully complete the transactions referred to in this press release is subject to numerous factors and contingencies, many of which are beyond the company’s control.  These include local and national economic, credit and capital market conditions, including prevailing interest rates; legal and regulatory developments, including changes to tax rates, applicable securities regulations or accounting standards; and geopolitical conditions, including the occurrence of acts of war or terrorist incidents or natural disasters.  Any of these factors or others not named herein could cause the company to abandon the referenced transactions or cause the company’s actual results to differ materially from those expressed as forward-looking statements.  In addition, other risk factors that could cause actual results to differ materially from the forward-looking statements contained in this release include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.